SUPPLEMENT No. 1 DATED October 11, 2016 (To Prospectus dated August 3, 2016)	Rule 424(b)(3) Registration No. 333-208918

10,072,736 shares of Common Stock issuable upon the exercise of outstanding warrants

And

28,958,440 shares of Common Stock being sold by Selling Shareholders

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated August 3, 2016 (“Prospectus”), of Inspyr Therapeutics, Inc. (“Company”), as well as all prior supplements thereto. The Prospectus relates to the resale of up to 28,958,440 shares of our common stock by the selling shareholders identified therein. This Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto.

The information attached to this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements thereto carefully before you make an investment decision.

See “Risk Factors” beginning on page 3 of the Prospectus for risk factors and information you should consider before investing in our common stock.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Supplement and the Prospectus.

SELLING SHAREHOLDERS

The Company has been by notified of certain changes in name of record holders of securities previously registered to certain selling shareholders. The beneficial holders of the securities remain the same. Accordingly, the Selling Shareholder table is being amended with regard to the change in name of the record holders.

	Common Shares Owned Before Sale					Common Shares Owned After Sale
	Held Outright	Warrants/Options	Amount	% of class	Shares being registered	Amount	% of Class
Delaware Charter Cust FBO Philip S. Forte R/O IRA	-	-	-	*	-	-	*
STERNE AGEE & LEACH INC C/F PHILIP S FORTE R/O IRA (1)	-	33,333	33,333	*	33,333	-	*
Mark V. Reed IRA FCC As Custodian	-	-	-	*	-	-	*
STERNE AGEE & LEACH INC C/F MARK V REED IRA (2)	-	16,667	16,667	*	16,667	-	*
Sally Reed R/O IRA (IRA) As Custodian	-	-	-	*	-	-	*
STERNE AGEE & LEACH INC C/F SALLY REED R/O IRA (3)	-	23,333	23,333	*	23,333	-	*
Brian Stout SEP IRA FCC As Custodian	-	-	-	*	-	-	*
STERNE AGEE & LEACH INC C/F BRIAN STOUT IRA (4)	-	16,667	16,667	*	16,667	-	*

*	Less than 1%

(1)	The Shares being registered include 33,333 shares underlying warrants pursuant to August 2013 Offering.

(2)	The Shares being registered include 16,667 shares underlying warrants pursuant to August 2013 Offering.

(3)	The Shares being registered include 23,333 shares underlying warrants pursuant to August 2013 Offering.

(4)	The Shares being registered include 16,667 shares underlying warrants pursuant to August 2013 Offering.